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                                                                     Exhibit 99

                                                           For more information

                                                                      Jay Lemke
                                                         Carmichael Lynch Spong
                                                                 (612) 375-8529
                                                              jlemke@clynch.com

                          ASV Updates Outlook for 2004

                Net Sales Expectation Updated to $140-155 Million

             EPS Expectation Updated to $1.05-1.17 per Diluted Share

         Grand Rapids, MN (June 4, 2004) -- ASV, Inc. (Nasdaq: ASVI) today reported it has updated its net sales and earnings expectations for 2004. Based on continued strong demand for its R-Series Posi-Track products as well as its rubber track undercarriages used by Caterpillar Inc. (NYSE: CAT) on their line of Multi Terrain Loaders (MTL), ASV has updated its expected sales for the twelve months ending December 31, 2004 to the range of $140-155 million. This updated range represents an increase of 45-60% over ASV's 2003 net sales of $96.4 million. ASV has also updated its expected earnings to the range of $1.05-1.17 per diluted share for the twelve months ending December 31, 2004, an increase of 35-50% over ASV's 2003 diluted earnings per share of $.78 per share. ASV's previously announced ranges for net sales had been $130-155 million for fiscal 2004 and earnings per share of $.95-1.17 per diluted share for fiscal 2004.

         Commenting on the above figures, ASV President Gary Lemke stated "We are pleased to announce this update of our expected sales and earnings for 2004. The strong order flow we experienced for our rubber track machines in the first quarter of 2004 has continued as we move into the summer construction months. We believe consumers are realizing the benefits our rubber track machines and undercarriages offer. To capitalize on this, ASV continues to increase its dealership base in North America and also expand its presence in the rental market, especially Home Depot rental facilities."

         About ASV

         ASV designs, manufactures and sells all-purpose crawlers and related accessories and attachments. ASV also manufactures rubber track undercarriages which are a primary component on Caterpillar's Multi Terrain Loaders. With its patented undercarriage technology, ASV leads all rubber-tracked, all-purpose crawlers in technology and innovation. ASV's products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. For more information, visit ASV's website at www.asvi.com.

         Note: The statements set forth above regarding ASV's future expected sales and earnings levels are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including ASV's ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, market acceptance of the machines, deterioration of the general market and economic conditions, corporate developments at ASV or Caterpillar and ASV's ability to realize the anticipated benefits from its relationships with Caterpillar. Any forward-looking statements provided from time-to-time by the Company represent only management's then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company's SEC filings, including but not limited to, its report on Form 10-Q for the period ended June 30, 2003.